Exhibit 99.1

57th STREET GENERAL ACQUISITION CORP.’S COMMON STOCK AND WARRANTS TO COMMENCE TRADING SEPARATELY ON JUNE 10, 2010

June 9, 2010 – New York, NY – 57th Street General Acquisition Corp. (OTCBB:SQTCU) (the “Company”) announced today that Morgan Joseph & Co. Inc., the representative of the underwriters of its initial public offering of units, which was consummated on May 25, 2010, has notified the Company that commencing on Thursday, June 10, 2010, the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units. Those units not separated will continue to trade on the Over-The-Counter Bulletin Board under the symbol “SQTCU” and each of the common stock and the warrants will trade under the symbols “SQTC” and “SQTCW”, respectively.

Morgan Joseph & Co. Inc. acted as the sole book running manager and representative of the underwriters of offering.  Ladenburg Thalmann & Co. Inc., a division of Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), acted as co-manager of the offering with I-Bankers Securities, Inc., Maxim Group LLC and Rodman & Renshaw, LLC.

The Company is a blank check company recently incorporated for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more as of yet unidentified operating businesses or assets.  The Company will not be required to make an acquisition in a particular industry, geographic region or of minimum transaction value.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on May 19, 2010. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020, Telephone: (212) 218-3700.

Company Contact:
Contact: Chris Tofalli
Chris Tofalli Public Relations
(914) 834-4334